Exhibit 10.80
CONSENT
This Consent (“Consent”) is made as of the date set forth on the signature page hereto, by SUMO HOLDINGS IRVINE, LLC, a California limited liability company (“Lessor”) for the benefit of OCB, LLC, a California limited liability company (as “OCB”), and AMERICAN REPROGRAPHICS COMPANY, L.L.C., a California limited liability company (“ARC”).
Recitals
This Consent is made with reference to the following facts:
A. Lessor and OCB entered into that certain Assignment of Lease and Consent dated April 28, 2009 in connection with the Office Lease dated April 1, 1999, as amended (said lease, together with the Amendment to Lease dated August 2, 2005, Second Amendment to Lease dated April 28, 2009, is herein referred to as the “Lease”), pursuant to which OCB has leased those certain premises located at 17721 Mitchell North, Irvine, California (the “Premises”).
B. Effective January 1, 2010, OCB will merge with and into ARC, with ARC as the surviving entity, whereby ARC will succeed to all of the assets and liabilities, including the Lease (the “Transaction”).
C. Lessor consents to the assignment in connection with the Transaction on the terms and conditions set forth below.
Consent
Now, therefore, Lessor hereby certifies and consents as follows:
1. Reliance. In the event that the Transaction is not consummated, this Consent shall be null and void ad initio. Lessor is providing this Consent, and the information contained herein, with the understanding and acknowledgement that OCB and ARC will rely on the information and certifications provided by Lessor herein with their agreement to consummate the Transaction and that both OCB and ARC are beneficiaries of this Consent.
2. Lessor’s Consent. Lessor hereby consents to the assignment in connection with the Transaction without waiver of the restrictions, if any, under the Lease, concerning any further assignment, and Lessor hereby agrees to accept, on or after the effective date of the Transaction, the performance of ARC of all obligations of OCB under the Lease as though ARC was the original named lessee under the Lease.
3. Primary Liability under Lease. Following the effective date of the Transaction, OCB shall be and continue to remain primarily liable for the payment of any and all rental amounts payable under ht Lease and the full and prompt performance of all of the obligations of lessee under and as set forth in the Lease.

4. Notice. Following the Assignment, any notice, demand, request, consent, approval or communication that any party hereto desires or is required to give to another party or any other person shall be in writing and shall be served in the manner required under the Lease, to the following:

If to ARC:	American Reprographics Company, L.L.C.
700 N. Central Avenue, Suite 550
Glendale, CA 91203
Attention: Chief Financial Officer

With a copy (which shall
not constitute notice) to:	American Reprographics Company, L.L.C.
1981 N. Broadway, Ste. 385
Walnut Creek, CA 94596
Attention: Legal Department
The undersigned Lessor has executed this Consent as of the date set forth below.

LESSOR:

SUMO Holdings Irvine, LLC a California limited liability company

By:	/s/ KUMARAKULASINGAM SURIYAKUMAR

Kumarakulasingam “Suri” Suriyakumar
Its: Member

	Date:	December 11, 2009

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